Exhibit 99.5

NOTE PURCHASE AGREEMENT

By and Among

Thomas E. Terwilliger

and

FOXO Technologies Inc.

October 25, 2026

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of October 25, 2026, is by and among Thomas E. Terwilliger (herein referred to as the “Seller”) and FOXO Technologies Inc., a Delaware corporation (herein referred to as “FOXO”). The Seller, and FOXO are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, FOXO is a healthcare services and technology company that currently operates four synergistic divisions: epigenetic diagnostics, a rural hospital, mental and behavioural health facility and biosource collection and sale businesses.

FOXO is a fully compliant, reporting public company with all filings and financial information available at www.sec.gov

FOXO is currently traded on the OTC and has in July 2026 retained D. Boral Capital, LLC., as exclusive investment bankers to advise and assist the Company get re-listed on NYSE American (or alternative Stock Exchange) as soon as practical.

FOXO has initiated a Corporate Action to complete a reverse split of its common stock to qualify for a listing

FOXO has filed a confidential Draft Registration Statement (DRS) with the SEC and has received confirmation from the SEC on September 28th that this DRS can be made effective

FOXO has in October 2026 submitted an application to Nasdaq to have its common stock listed on a Nasdaq Exchange

WHEREAS, the Seller is the lawful registered owner and beneficiary of, and desires to sell, transfer, assign and convey to FOXO, all right, title and interest in and to in excess of $1 million of Notes issued by Ludwig Enterprises, Inc., a Nevada corporation. (Ludwig), in exchange for the consideration and upon the terms and conditions set forth herein, the referenced notes payable exchange above specifically excludes approximately $200,000 of debt owed to Seller under the category “accounts payable” in Ludwig; as well as additional monies paid by Thomas Terwilliger, individually, during approximately the past 3 months for the benefit of Ludwig being approximate $50,000. The parties agree that the approximate $50,000 will be reimbursed at closing and the approximate $200,000 of accounts payable liabilities paid by or owed to Seller will be paid in additional consideration shares as described herein.

Ludwig is listed on the OTC and until August 19, 2026 was a fully reporting company with public filings and information until the company ceased to comply as a reporting company, available at www.sec.gov

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1	Purchase and Sale of Notes

Subject to the terms and conditions of this Agreement, at the closing of the transaction contemplated hereby (the “Closing”), Seller shall sell to FOXO and FOXO shall purchase from the Seller, approximately $1 million of Notes issued to Seller by Ludwig Enterprises, Inc. The Notes being sold and purchased will;

i)	Be free and clear of all liens, restrictions and encumbrances of every kind other than restrictions imposed solely by applicable securities laws;
ii)	Include all rights, conversion rights, dividend rights, liquidation rights and other rights and preferences attaching thereto; and

iii)	Have full legal and beneficial title passing to FOXO at Closing.
iv)	Be 100% of the Notes issued by Ludwig to the Seller with the Seller having no further liability, right or entitlement to receive any additional consideration or Notes in Ludwig after closing except as disclosed to FOXO as part of this agreement regardless if additional interest or penalties is not included in the current estimated value of the Notes being sold.
v)	The above specifically excludes approximately $200,000 of “accounts payable” as described above.
vi)	The above specifically excludes approximately $50,000 which Seller has paid to maintain Ludwig during the past approximate 3 months, as described above.

1.2	FOXO is purchasing only the Purchased Notes from the Seller.

Nothing contained in this Note Purchase Agreement shall constitute an assumption, guarantee or undertaking by FOXO of any liability or obligation of Ludwig, including without limitation:

●	promissory notes;
●	convertible notes;
●	warrants;
●	accrued compensation;
●	accounts payable
●	taxes;
●	litigation liabilities;
●	regulatory liabilities;
●	contingent liabilities; or
●	Contractual obligations.

Any liability of Ludwig following signing this agreement and separate voting Proxys granting FOXO voting control of Ludwig before closing, shall remain a liability solely of Ludwig unless FOXO comes to agreement with any holder of debt or any other liability that results in settlement of that debt or liability by FOXO.

ARTICLE 2

PURCHASE CONSIDERATION

2.1	Consideration

The aggregate consideration payable by FOXO for the Purchased Notes shall be US$1 million, payable as follows.

i)	$250,000 cash payment paid at closing.
ii)	$250,000 cash payment paid within 90 days of closing
iii)	500,000 newly created FOXO Class F Convertible Preferred stock (the “FOXO Consideration Shares”) at closing.

Series F Preferred Stock will have the following terms included in the certificate of designation

i)	Series F Convertible Preferred Stock will have a stated value of $1 (one dollar) per share.
ii)	Voting rights of Series F Convertible Preferred Stock will be equal to the number of common shares the Preferred stock can be converted into

iii)	The conversion price of Series F Convertible Preferred Stock will be equal to the lower of (C1) the price at which common shares are sold in a public offering at the time of an up-listing to Nasdaq or (C2) the price at which common shares are sold in the most recent public offering prior to conversion if such price is lower than (C1) which reset expires six months after FOXO completes an up-listing to Nasdaq (Closing)
iv)	Conversion of Series F Preferred Stock will be limited to 8.33% in any one calendar month, of the value of Preferred Stock issued initially to the holder unless such restriction is waived in writing by FOXO

2.2	Registration Rights

FOXO shall use commercially reasonable efforts to cause the FOXO common stock underlying the FOXO Consideration Shares to be registered for resale under the Securities Act pursuant to an effective registration statement as soon as reasonably practicable following Closing

ARTICLE 3

CLOSING

Obligation to complete the Closing shall be subject to satisfaction or written waiver by FOXO of each of the following conditions.

3.1	FOXO shall be satisfied that

i)	the Notes being purchased are recorded in the books and records of Ludwig
ii)	all required transfer approvals for the Notes have been obtained;
iii)	Ludwig recognizes FOXO as the legal and beneficial holder of the Notes at Closing; and
iv)	no other agreement or instrument modifies the rights of the Notes as represented above

3.2	FOXO shall have satisfied itself with certain information including but not limited to the following regarding Ludwig Enterprises Limited

3.2.1

Capitalization and debt structure of Ludwig

i)	the number of common shares issued and outstanding;
ii)	the number of preferred shares issued and outstanding;
iii)	all other preferred securities;
iv)	options;
v)	warrants;
vi)	convertible notes;
vii)	convertible debt;
viii)	securities exchangeable for common stock;
ix)	contractual obligations to issue securities included in Notes or other agreements;
x)	voting agreements;
xi)	proxies; and
xii)	all other instruments capable of affecting voting power.

3.2.2

Any provision if applicable that could be triggered by:

i)	acquisition of the Notes by FOXO;

ii)	acquisition of control of Ludwig by FOXO;
iii)	changes to Ludwig’s board;
iv)	any future financing by Ludwig; or
v)	a subsequent merger, recapitalization or asset transaction involving Ludwig and FOXO.

3.3	No Material Adverse Change

There shall have occurred no event between signing this agreement and Closing that materially impairs:

i)	the Notes
ii)	their conversion rights;
iii)	the principal assets and business of Ludwig as represented in publicly available information and SEC filings or other non-public information that has been provided by Ludwig.

3.5	Nasdaq Listing and Financing

FOXO’s common stock shall have been approved for listing on Nasdaq and FOXO shall have completed a financing satisfactory to Foxo’s Board of Directors

3.6	Other agreements

Closing of the Note purchase as described herein will be subject to and simultaneous with the Closing of the separate Share Purchase Agreement between the Seller and FOXO.

4.	Closing

Closing shall occur on or after the date FOXO’s common stock shall have been approved for listing on Nasdaq and FOXO shall have completed a public offering in conjunction with the up-listing (which public offering could be a number of days after FOXO’s common stock starts trading on the Nasdaq Exchange), or such other date agreed by the Parties, following satisfaction or waiver of the conditions precedent.

5.	Taxes

The Seller shall be responsible for its own taxes arising from receipt of the cash payment and FOXO Consideration Shares.

6.	Governing Law

This Agreement and all disputes arising hereunder shall be governed by Delaware law, without giving effect to conflicts-of-law principles; provided, however, that matters concerning Ludwig’s internal corporate affairs, validity of the Preferred Stock, voting rights, transfer registration and other matters governed mandatorily by Nevada corporate law shall be governed by Nevada law.

7.	Entire Agreement

This Agreement and its schedules constitute the entire agreement among the Parties concerning the subject matter hereof.

8.	Accredited investor

The Seller represents that they are an accredited investor as defined by the SEC and have sufficient financial and professional wherewithal to assess and access the risk of the transaction contemplated herein. The Seller also represents that they have reviewed all publicly information available and asked for and received answers to any inquiries they have with regard to FOXO, its business strategy and financial condition before completing this agreement and that no information sought has been incomplete or withheld.

9.	Termination

This agreement can be terminated

a.	by FOXO in the event that any of Closing Conditions as defined Article 3 in this agreement are not met unless FOXO expressly waives such deficiency.
b.	by the Seller in the event that FOXO does not achieve a Nasdaq listing of its common stock or complete a public offering as contemplated in this agreement, within 120 days from signing unless the Seller expressly waives such deficiency.

10.	Amendments

No amendment shall be effective unless in writing signed by FOXO, the affected Seller and, where the amendment affects its obligations, Ludwig.

11.	Assignment

Seller may not assign its rights or obligations without FOXO’s written consent.

FOXO may assign this Agreement or the Purchased Notes to a wholly owned subsidiary, provided FOXO remains responsible for its payment obligations.

12.	Confidentiality and Announcements

No public announcement concerning this transaction shall be issued before the Parties agree upon its contents, except where disclosure is required by law, SEC rule or Nasdaq rule.

13.	Counterparts and Electronic Signatures

This Agreement may be executed electronically and in counterparts.

14.	The parties acknowledge and agree that Seller holds Ludwig common stock in CEDE and in Book form which are outside this agreement.

15.	The parties acknowledge that Seller is not an officer nor director nor empowered to represent Ludwig and as such the corporate information contained herein is provided on a best knowledge basis.

Signature

On behalf of Seller
Thomas E. Terwilliger

Signature

On behalf of Purchaser
FOXO Technologies Inc.